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                                 EXHIBIT 10.77

                    Amended and Restated Employment Agreement
             dated October 16, 1996 between Commodore Media, Inc.
                            and James T. Shea,Jr.



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                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT



         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), dated as of October 16, 1996, is made by and among Commodore Media, Inc., a Delaware corporation, (the "Company"), Capstar Broadcasting Partners, Inc., and Mr. James T. Shea, Jr. (the "Executive").

         WHEREAS, effective as of October 16, 1996 ("Closing Date") and pursuant to a Plan and Agreement of Merger dated as of June 21, 1996, entered into by and among CMI Acquisition Company, Inc., the Company and certain designated shareholders (the "Merger Agreement"), CMI Acquisition Company, Inc. has been merged into the Company which now continues as the surviving corporation;

         WHEREAS, effective as of the Closing Date and pursuant to the Merger Agreement, Capstar Broadcasting Partners, Inc. has acquired a controlling interest in the Company and hereby enters into this Agreement for the sole purpose of confirming to the Executive that Capstar Broadcasting Partners, Inc. agrees to cause the Company to abide by the terms and conditions of this Agreement;

         WHEREAS, prior to the Closing Date, the Executive has served as the Chief Operating Officer of the Company pursuant to the terms of the Employment Agreement dated as of March 23, 1992, as amended on May 31, 1994, and as amended and restated April 21, 1995 ("Prior Agreement"), and the Executive has acquired special and unique knowledge, abilities and expertise with respect to the business of the Company;

         WHEREAS, since the Company desires to continue to employ the Executive after the Closing Date and for the Executive to serve as the President of the Company, the parties hereto deem it necessary and desirable to amend and restate the Prior Agreement to memorialize the terms and conditions of the Executive's employment with the Company after the Closing Date.

         NOW THEREFORE, in consideration of the promises and mutual covenants and agreements set forth herein and for other good and valuable consideration, the adequacy of which are hereby acknowledged, the parties agree to the following:

         1.       Definitions.

                  "Annual Base Salary" shall mean the annual salary payable to Executive pursuant to Section 5.1 hereof from time to time in effect during the Term of Employment.

                  "Annual Incentive" shall have the meaning set forth in Section 5.2(a)
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hereof.

                  "Board" shall mean the Board of Directors of the Company.

                  "Cause" means (i) the commission by Executive of a felony, fraud, embezzlement or an act of serious, criminal moral turpitude which, in case of any of the foregoing, is reasonably likely to cause material harm to the business of the Company or any Company Affiliate, (ii) the commission of an act by Executive constituting material financial dishonesty against the Company or any Company Affiliate, (iii) the repeated refusal by Executive to use his reasonable and diligent efforts to follow the lawful and reasonable directives (in light of the terms of this Agreement) of the Board with respect to a matter or matters within the control of Executive, provided that, if such breach described in this clause (iii) is curable, Executive will, subject to the following proviso, be given written notice ( a "default notice") of such breach and will be given an opportunity to cure such breach to the reasonable satisfaction of the Board with thirty (30) days of receipt of such written notice, and provided further that Executive will only be entitled to cure two such defaults during the Term of Employment, or (iv) Executive's willful gross neglect in carrying out his duties and responsibilities under this Agreement, provided that, if such breach described in this clause (iv) is not likely to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, Executive will, subject to the following proviso, be given a default notice of such breach and will be given an opportunity to cure such breach to the reasonable satisfaction of the Board within thirty (30) days of receipt of such written notice, and provided, further, that Executive will only be entitled to cure two such defaults during the Term of Employment.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Commencement Date" shall have the meaning set forth in
Section 3 hereof.

                  "Company Affiliate" shall mean any Person directly or indirectly controlling, controlled by, or under common control with, the Company.

                  "Confidential Information" shall have the meaning set forth in
Section 7 hereof.

                  "Date of Termination" shall mean the earlier of (a) the date of termination, if any, specified in the Notice of Termination (which date shall not be earlier than the date of receipt of such Notice of Termination ) or (b) the date on which Executive's employment under its Agreement actually terminates.

                  "Disability" shall mean Executive's inability to perform his duties and responsibilities under this Agreement for a period of more than 180 days in any twelve month period during the Term of Employment due to physical or mental incapacity or impairment. A determination of Disability will be made by a physician satisfactory to

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both Executive (or his personal representative) and the Company; provided that if Executive (or such representative) and the Company cannot agree as to a physician, then each will select a physician and such physicians shall together select a third physician, whose determination as to Disability shall be completed within ten (10) days of the date on which the disagreement between Executive (or such representative) and the Company arose and the decision of such third physician will be final and binding on Executive and the Company. Executive (or his personal representative) and the Company shall have the right to present to such physician such information and arguments as each deems appropriate, including the opinion of other physicians.

                  "Effective Date" shall mean the Closing Date.

                  "GAAP" shall mean United States generally accepted accounting principles as in effect on the date hereof and on a basis consistent with such principles applied in the preparation of the Company's financial statements.

                  "Good Reason" shall be deemed to exist if, without the express written consent of Executive, (a) Executive's rate of Annual Base Salary (as provided in Section 5.1 of this Agreement) is reduced, (b) Executive suffers a substantial reduction in his title, duties and responsibilities; provided, however, that Good Reason shall not be deemed to exist if the Company employs any person to fulfill Executive's duties hereunder during the 180-day period referred to in the definition "Disability," (c) Executive is required to provide services to the Company on a regular basis at a location outside the geographic area described in Section 5.8 hereof, (d) the Company fails to pay any amount in excess of $1,000 due to Executive hereunder within thirty (30) days of written notice from Executive, or (e) the Company breaches in any material respect of any of its material obligations pursuant to this Agreement (other than a payment obligation covered by (d) above), provided that if such breach described in this clause (e) is curable, the Company will, subject to the following proviso, be given written notice of such breach and will be given an opportunity to cure such breach to the reasonable satisfaction of Executive within thirty (30 ) days of receipt of such written notice, and provided further that the Company will only be entitled to cure two such breaches during the Term of Employment.

                  "Noncompete Period" shall have the meaning set forth in
Section 8(a) hereof.

                  "Notice of Termination" shall have the meaning set forth in
Section 6.4 hereof.

                  "Person" shall mean any natural or legal person including any individual, partnership, joint venture, corporation, association, joint stock company, limited liability company, trust, unincorporated organization or government or any department or agency or political subdivision thereof.

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                  "Prior Agreement" shall have the meaning set forth in the
recitals hereof.

                  "Subsidiary" shall mean, with respect to any Person, a corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by such Person, directly or through one or more Subsidiaries.

                  "Term of Employment" shall have the meaning set forth in
Section 3 hereof.

         2. Employment. During the Term of Employment, subject to the terms and provisions set forth in this Agreement, the Company shall employ the Executive as the President and Chief Executive Officer of the Company, and Executive hereby accepts such employment.

         3. Term of Employment. The term of employment under this Agreement shall commence as of the Effective Date (the "Commencement Date") and, unless earlier terminated by the Company or Executive under Section 6 of this Agreement, shall continue until April 30, 1999 (the "Term of Employment"). Notwithstanding the foregoing, the Company and Executive may mutually agree to extend the term of this Agreement, in which event all references herein to April 30, 1999 shall be replaced with such mutually agreed upon extended date.

         4. Positions, Responsibilities and Duties.

                  4.1 Duties. During the Term of Employment, the Executive, as President and Chief Executive Officer of the Company, shall report to Steven Hicks and shall be responsible, subject to the direction of the Board, for the day-to-day operations of the Company and for such other duties and functions as may be directed from time to time by the Board; provided that such duties and functions are reasonable and customary for a President and Chief Executive Officer of a corporation engaged in the same industry as the Company and do not materially extend the scope of the Executive's regular duties.

                  4.2 Attention to Duties and Responsibilities. During the Term of Employment, Executive shall devote substantially all of his business time to the business and affairs of the Company and shall use his best efforts and ability to perform faithfully and efficiently his duties and responsibilities; provided, however, that Executive shall be allowed, to the extent that such activities do not interfere in any material respect with the performance by Executive of his duties and responsibilities under this Agreement and do not otherwise involve a material amount of his time, (i) to manage his personal affairs and to serve on the boards of directors, advisory boards or committees of, or otherwise participate in, civic or charitable organizations, trade associations or not-for-profit corporations, (ii) with the prior written approval of the Board, serve on the board of directors, advisory board or committee of any for-profit corporation, and (iii) to write for publications or speak publicly.

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         5.       Compensation and Related Matters.

                  5.1 Annual Base Salary. During the Term of Employment, as compensation for the services to be provided by Executive under this Agreement, the Company shall pay Executive an Annual Base Salary of Two Hundred Sixty Two Thousand Five Hundred Dollars ($262,500), which shall be increased (but not decreased) at the commencement of each calendar year by an amount which shall not be less than (but, in the sole discretion of the Board, may be more than) five percent (5%) of the Annual Base Salary in effect immediately prior to such increase. The Annual Base Salary shall be payable in equal installments every two weeks.

                  5.2 Annual Incentive.

                           (a) Calculation of Annual Incentive. Subject to
Section 6 hereof, Executive shall be entitled to receive an annual incentive payment (the "Annual Incentive") for each year or portion thereof during the Term of Employment. For each calendar year or portion thereof during the Term of Employment ending after December 31, 1995, the Annual Incentive percentages, targets, limits and other factors shall be determined in good faith by the Board (after consultation with the Executive) to provide the Executive with a reasonable opportunity no less favorable to the Executive to earn a reasonable amount, no less than One Hundred Fifty Thousand Dollars ($150,000.00), the amount that had been available as the Annual Incentive for the period ending December 31, 1995. The Executive shall make a proposal to the Board of such percentages, targets, limits and other factors no later than fifteen (15) days after the commencement of the calendar year or portion thereof to which they will relate, and the Board, in consultation with the Executive, shall determine and adopt such percentages, targets, limits and other factors as it deems advisable and notify Executive of the same no later than forty-five (45) days after such commencement. If Executive and the Company are unable to agree on the Annual Incentive percentages, targets, limits and/or other factors, the dispute between the parties shall be submitted to arbitration in accordance with Section 10 hereof.

                           (b) Payment of Annual Incentive. The Annual Incentive
shall be due and payable by the Company as follows:

                                    (i) On October 15 of each calendar year
                           commencing on October 15, 1996, the Company shall make a good faith estimate of the Annual Incentive to be paid to Executive in respect of such calendar year (or portion thereof) and shall provide Executive with a written copy thereof, together with such supporting information as executive may reasonably request. The Company shall, with fifteen (15) days thereof, pay to Executive an amount in cash equal to one-third of such estimate.

                                    (ii) On January 15 of each calendar year
                           commencing on January 15, 1997, the Company shall make a good faith


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                           estimate of the Annual Incentive to be paid to
                           Executive in respect of the prior calendar year (or portion thereof) and shall provide Executive with a written copy thereof, together with such supporting information as Executive may reasonably request. The Company shall, within fifteen (15) day thereof, pay to Executive an amount in cash equal to the difference between (a) two-thirds of such estimate and (B) the amount previously paid to Executive pursuant to clause (i) above.

                                    (iii) Within fifteen (15) days after the
                           delivery by the Company's accountants to the Company of the Company's audited financial statements for the prior calendar year but in any event no later than April 15 of such calendar year commencing with April 15, 1997, the Company shall finally determine the total Annual Incentive to be paid to Executive for the prior calendar year (or portion thereof) and pay to Executive the remaining portion, if any, of such Annual Incentive and shall provide Executive with a written copy of such final determination, together with such supporting information as Executive may reasonably request.

         The Annual Incentive shall be calculated by the Company's accountants in accordance wit GAAP. In the event that the payments made under clauses (i) and (ii) of this Section 5.2(b) are, in aggregate, in excess of the total amount finally determined under clause (iii) of the Section 5.2(b) to be due to Executive in respect of the Annual Incentive for a calendar year (or portion thereof), Executive shall repay such excess to the Company within thirty (30) days of such notice. If Executive fails to repay such excess in full within such thirty-day period, in addition to any other remedy that may be available to the Company by law or under this Agreement, the Company shall have the right to withhold any payments due to Executive hereunder in an amount up to, and to offset such withheld payments against, such excess.

                  5.3 Retirement and Savings Plan. During the Term of Employment, Executive shall be entitled to participate in all pension, retirement, savings and other employee benefit plans and programs, if any, generally applicable to employees or available to executives of the Company in accordance with the terms of such plans and programs.

                  5.4 Welfare Benefit Plans. During the Term of Employment, Executive, Executive's spouse, if any, and the Executive's eligible dependents, if any, shall be entitled top participate in and be covered by all welfare benefit plans and programs, if any, generally applicable to employees or available to executives of the Company in accordance with the terms of such plans and programs.

                  5.5 Expense Reimbursement. During the Term of Employment, the Executive shall be entitled to receive reimbursement for all reasonable expenses incurred


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by the Executive in performing his duties and responsibilities hereunder in accordance with the policies and procedures of the Company as in effect at the time the expense was incurred, as the same may be changed prospectively from time to time.

                  5.6 Vacation Benefits. During the Term of Employment, Executive shall be entitled to four weeks paid vacation annually at such times which do not materially interfere with the operations of the Company.

                  5.7 Car Allowance. During the Term of Employment, the Company shall pay the lease payments with respect to an automobile leased by Executive in amount not to exceed $600 per month and shall reimburse Executive for any and all of his reasonable expenses in respect of such automobile including but not limited to insurance costs.

                  5.8 Geographic Location. Executive's services are now rendered and, during the Term of Employment, shall continue to be rendered hereunder primarily in (a) New York City, (b) at any location between Manhattan and lower Fairfield County (including lower Fairfield County), (c) Allentown, Pennsylvania, or (d) such other location mutually agreed to by the Company and Executive.

                  5.9 Life Insurance. As of the Effective Date, the Company shall obtain or continue the life insurance policy obtained by the Company prior to the Merger under the Prior Agreement, until the earlier to occur of (i) April 21, 2005 or (ii) the death of Executive, and the Company shall maintain and pay all premiums payable under, a ten-year term life insurance policy on Executive's life with a nationally recognized and reputable carrier of insurance reasonably acceptable to Executive for the benefit of the Company which policy provides (a) that such carrier of insurance shall provide the Company and Executive with thirty (30) days prior written notice of any cancellation of such policy and (b) subject to the proviso immediately below, Six Hundred Fifty Thousand Dollars ($650,000) of life insurance; provided, however, that in no event shall the Company be required to pay annual premiums in excess of One Thousand Dollars ($1,000) for any such life insurance policy. The Company's obligation under this
Section 5.9 shall survive any termination of Executive's employment under this Agreement and the termination of this Agreement regardless of the circumstances of such termination.

                  5.10 Option Plan. On and after the Effective Date, the Executive shall participate in the Capstar Broadcasting Partners, Inc. 1996 Stock Option Plan, in substantially the form attached hereto as Exhibit A, (the "Option Plan") and, in connection therewith, the Executive shall be granted, as soon as practicable after execution of this Agreement, options under the Option Plan to purchase an aggregate of 549,500 shares of common stock, par value $.01 per share, of Capstar Broadcasting Partners, Inc. at an exercise price of $1.00 per share, with the grant of such options to be memorialized in written option grant agreements, in substantially the forms attached hereto as Exhibit B. The options granted to the Executive under this Section 5.10 shall be

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subject to the terms and conditions of the Option Plan and the written option grant agreements memorializing the grant of such options to the Executive thereunder.


         6. Termination. Executive's employment hereunder shall terminate automatically on April 30, 1999. Executive's employment hereunder may be terminated prior to April 30, 1999 under the following circumstances:



                  6.1 Termination Due Death, Disability, Without Cause or for Good Reason.

                           (a) Upon sixty (60) days' prior written notice to
Executive, the Company may terminate Executive's employment under this Agreement without Cause.

                           (b) Upon thirty (30) days' prior written notice to
the Board, Executive may terminate his employment under this Agreement for Good Reason and such notification shall specify the act, or acts, on the basis of which Executive has found Good Reason. The Board shall then be provided the opportunity, within twenty (20) days of its receipt of such notification, to meet with Executive to discuss such act or acts. If Executive does not rescind his termination of employment at such meeting, Executive's employment by the Company shall be terminated for Good Reason pursuant to this Section 6.1(b), subject to the Company's right to seek arbitration of the existence of Good Reason as provided in Section 11 of this Agreement.

                           (c) In the event of Executive's death, or a
termination of Executive's employment under this Agreement by either the Company or Executive due to Disability, or a termination by the Company of Executive's employment under this Agreement without Cause, or a termination by Executive of Executive's employment under this Agreement for Good Reason, the Term of Employment shall end and, notwithstanding Section 5 hereof, Executive, his estate or other legal representative, as the case may be, shall only be entitled to:

                                    (i) the continuation of the Annual Base
         Salary at the rate then in effect (as provided in Section 5.1 of this Agreement) on the Date of Termination for a period equal to (A) if the Date of Termination occurs after the April 21, 1998 but prior to April 30, 1999, a twelve month period commencing on such Date of Termination or (B) if the Date of Termination occurs prior to April 21, 1998, the lesser of (x) a twenty-four month period commencing on such Date of Termination and (y) the period commencing on such Date of Termination and ending on April 30, 1999;

                                    (ii) the pro rata amount of Annual Incentive
         due for the calendar year (or portion thereof) in which the Date of Termination occurs (based upon the number of days elapsed in such calendar year or portion thereof prior to


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         such Date of Termination);

                                    (iii) any Annual Base Salary accrued to
         the Date of Termination and any Annual Incentive relating to a prior year (or portion thereof) due in accordance with this Agreement, but not yet paid as of the Date of Termination;

                                    (iv) reimbursement for all expenses
         reimbursable under Section 5.5 and 5.7 of this Agreement incurred as of the Date of Termination, but not yet paid as of the Date of Termination;

                                    (v) except to the extent inapplicable due to
         Executive's death, the continuation of Executive's welfare benefits (as described in Section 5.4 of this Agreement) at the level in effect on the Date of Termination for a period equal to (A) if the Date of Termination occurs after April 21, 1998 but prior to April 30, 1999, a twelve month period commencing on such Date of Termination or (B) if the Date of Termination occurs prior to April 21, 1998, the lesser of
         (x) a twenty-four month period commencing on such Date of Termination and (y) the period commencing on such Date of Termination and ending on April 30, 1999 (or, to the extent that such continuation is not permitted by applicable law or if the Board so determines, the Company shall provide the economic equivalent in lieu thereof);

                                    (vi) except to the extent inapplicable due
         to Executive's death, any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs, if any, generally applicable to employees or available to executives of the Company;

                                    (vii) except to the extent inapplicable due
         to Executive's death, the continuation of the life insurance policy pursuant to Section 5.9 of this Agreement; and

                                    (viii) such rights as Executive may have
         under any other written agreement between the Company and the Executive which is currently in effect.

The amounts owed under Section 6.1(c)(i) shall be payable in equal installments every two weeks from the Date of Termination through the end of the period with respect to which such payments are to be made under Section 6.1(c)(i). Any amounts owed under Section 6.1(c)(ii) shall be determined and payable in accordance with Section 5.2. The amounts owed under Section 6.1(c)(iii) shall be paid within fifteen (15) days of the Date of Termination, and the amounts owed under Section 6.1(c)(iv) shall be paid in accordance with the policies and procedures of the Company in effect at the time the applicable expenses were incurred. Any amounts owed under Sections 6.1(c)(v) and (vi) shall be payable in accordance with the terms of the applicable plans and programs. Any amounts owed under Section 6.1(c)(ix) shall be payable in accordance with the respective

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terms of the written agreements referred to therein.

                  6.2 Termination by the Company for Cause or the Termination of Employment by Executive without Good Reason.

                  (a) The Company may terminate the Executive for Cause. In each case, the existence of Cause must be confirmed by the Board prior to any termination therefor. In the event of such a confirmation, the Company shall notify Executive that the Company intends to terminate Executive's employment for Cause under this Section 6.2. Such notification shall specify the act, or acts, on the basis of which the Board has so confirmed the existence of Cause, and Executive shall then be provided the opportunity together at the option of Executive with counsel selected by Executive, not less than seven(7) or more than thirty (30) days after his receipt of such notification, to meet with the Board to discuss such act or acts. If the Board does not rescind such confirmation at such meeting, Executive's employment by the Company shall immediately be terminated for Cause under this Section 6.2, subject to Executive's right to seek arbitration of the existence of Cause as provided in
Section 11 of this Agreement, provided that if in any such arbitration proceeding, the arbitration determines that Cause did not exist, Executives' employment shall be deemed to be terminated without Cause as of the date the Company attempted to terminate Executive for Cause.

                  (b) In the event that the Company terminates Executive's employment under this Agreement for Cause, or Executive terminates his employment with the Company without Good Reason, the Term of Employment shall end and, notwithstanding Section 5 hereof, Executive shall only be entitled to:

                           (i) any Annual Base Salary accrued to the Date of Termination and any Annual Incentive relating to a prior year (or portion thereof) due in accordance with this Agreement, but not yet paid as of the Date of Termination;

                           (ii) reimbursement for all expenses reimbursable under Sections 5.5 and 5.7 of this Agreement incurred as of the Date of Termination, but not yet paid as of the Date of Termination;

                           (iii) any other compensation then due and owing and benefits under a benefit plan or program through the Date of Termination as may be provided in accordance with terms and provisions of any applicable plans and programs, if any, generally applicable to employees or available to executives of the Company (including claims for benefits arising prior to the Date of Termination that are payable in accordance with the terms and provisions of the applicable plan or program, regardless of whether such claims have been submitted as of the Date of Termination);

                           (iv) except to the extent inapplicable due to Executive's death, the continuation of the life insurance policy pursuant to Section 5.9 of this


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         Agreement; and

                  (v) such rights as Executive may have under any other written agreement between the Company and the Executive which is currently in effect.

The amounts owed under Section 6.2(b)(i) shall be paid within fifteen (15) days of the Date of Termination, and the amounts owed under section 6.2(b)(ii) shall be paid in accordance with the policies and procedures of the Company in effect at the time the applicable expenses were incurred. Any amount owed under Section 6.2(b)(iii) shall be payable in accordance with the terms of the applicable plans and programs. Any amounts owed under Section 6.2(b)(v) shall be payable in accordance with the respective terms of the written agreement referred to therein.

                  6.3 No Mitigation; No Offset. In the event of any termination of employment under this Section 6, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Any amounts due under this
Section 6 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of penalty.

                  6.4 Notice of Termination. Any termination of Executive's employment under this Section 6 (other than a termination on April 30, 1999 or termination was a result of Executive's death) shall be communicated by a notice of termination (the "Notice of Termination") to the other party hereto given in accordance with Section 12.3 of this Agreement. Such Notice of Termination shall
(a) indicate the specific termination provision in this Agreement relied upon,
(b) set froth in reasonable detail the facts and circumstances claimed to provide basis for termination of Executive's employment under the provision so indicated, and (c) if the termination date is other than the date of receipt of such Notice of Termination, specify the date on which Executive's employment is to be terminated (which date shall not be earlier than the date on which such Notice of Termination is actually received).

         7. Confidential Information. Executive acknowledges that the confidential information obtained by him while employed by the Company concerning the business or affairs of the Company, any Company Affiliate, or any stockholder of the Company ("Confidential Information") is the property of the Company, such Company Affiliate, or such stockholder, as the case may be. For purposes of this Agreement, the term "Confidential Information" does not include information that Executive can demonstrate (a) was in Executive's possession prior to first being employed by the Company, provided that such information is not known by Executive to be subject to another confidentiality agreement with, or other obligation of secrecy to, the Company or another party, (b) is generally available to the public and became generally available to the public other than as a result of a disclosure by Executive in violation of this Agreement, (c) became available to Executive on a non-confidential basis from a third party, provided that such third party is not known by Executive to be bound by a confidentiality

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agreement with, or other obligation of secrecy to, the Company or another party or is otherwise prohibited from providing such information to Executive by a contractual, legal or fiduciary obligation to the Company , or (d) Executive is required to disclose pursuant to applicable law or regulation (as to which information, Executive will provide the Company with prior notice of such requirement and, if practicable, an opportunity to obtain an appropriate protective order). Executive agrees that he will not during the Term of Employment and for the two-year period following the Term of Employment, willfully disclose Confidential Information to any Person (other than employees of the Company or any Subsidiary thereof or any other person expressly authorized by the Board to receive Confidential Information or otherwise as required in the course of his duties during the Term of Employment) or use for his own account any Confidential Information without the prior written consent of the Board; provided, however, that Executive may disclose Confidential Information in connection with the resolution of any dispute arising in connection with the rights and obligations under this Agreement or any other agreements entered into by the parties in connection with the transactions contemplated by the Merger Agreement to the arbitrator in an arbitration proceeding pursuant to Section 10 upon receipt of appropriate assurances that the arbitrator and the other persons involved in such proceeding shall maintain the confidentiality of all such Confidential Information. Executive shall deliver to the Company at such time as the Board may request in writing, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing Confidential Information which he may then possess or have under his control.

         8.       Noncompete, Non-Solicitation.

                  (a) Executive acknowledges that in the course of his employment with the Company he will become familiar with Confidential Information and that his services will be special unique and extraordinary value to the Company. Therefore, Executive agrees that, during the Term of Employment and, for (i) two years thereafter, or (ii) if Executive's employment is terminated without Cause or Executive resigns for Good Reason, for one year thereafter, provided that all amounts in excess of $1,000 required to be paid to Executive under this Agreement are promptly paid when due in accordance with this Agreement (in any case, the "Noncompete Period"), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any broadcast radio business competing with the businesses of the Company or any of its Subsidiaries in any geographic market (as defined by Arbitron Metro) in which the Company or any of its Subsidiaries
(x) operates on the Date of the Termination or (y) commences operations during the Noncompete Period and in either case continues to operate during the Noncompete Period; provided, however, that for purposes of this clause (y) operations in a market shall be deemed to be commenced during the Noncompete Period only if the Company or such Subsidiary have had substantial discussions prior to the Date of Termination concerning the commencement of such operations. Nothing herein shall prohibit Executive from being a passive owner of not more than seven and one-half percent (7-1/2%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in


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
the business of such corporation.

                  (b) During the Noncompete Period, Executive shall not directly or indirectly through another person (i) induce or attempt to induce any employee of the Company or any Subsidiary of the Company to leave the employ of such Person, or in any way interfere with the employment relationship between the Company or any Subsidiary of the Company and any employee thereof, (ii) hire any individual who was an executive of the Company or its Subsidiaries, a station or regional manager of the Company or its Subsidiaries or a radio personality employed by the Company or its Subsidiaries at any time during the Term of Employment (other than individuals who have not been employed by the Company or a Subsidiary of the Company for a period of at least six months prior to employment by Executive directly or indirectly through another Person), or
(iii) induce or attempt to induce any customer, supplier, licensee or other Person having a business relationship with the Company or any Subsidiary of the Company to cease doing business with the Company or such Subsidiary of the Company, or interfere materially with the relationship between any such customer, supplier, licensee or other Person having a business relationship with the Company or and Subsidiary of the Company.

                  (c) If, at the time of enforcement of this Section 8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area held to be unreasonable and that the court shall be allowed to revise the restrictions contained herein and held to be unreasonable to cover the maximum period, scope and area permitted by law.

         9. Non-Exclusivity of Rights. Nothing in this Agreement shall limit or otherwise prejudice such rights as Executive may have under any future agreements with the Company.

         10. Resolution of Disputes. Any disputes arising under or in connection with this Agreement shall be resolved by arbitration, to be held in New York, New York, in accordance with the Commercial Arbitration Rules and procedures of the American Arbitration Association. Such arbitration shall be before a single arbitrator who shall be a retired federal or New York State judge acceptable to the Company and Executive. In the event that Executive and the Company cannot agree upon an arbitrator within thirty (30) days of a notice demanding such agreement from one to the other, the arbitrator shall be chosen by the American Arbitration Association in accordance with its Commercial Arbitration Rules. The decision of the arbitrator shall be final, conclusive and binding upon the Company and Executive. All costs, fees and expenses, including attorney fees, of any arbitration in connection with this Agreement, which results in any final decision of the arbitrator requiring the Company to make a payment to Executive, shall be borne by, and be the obligation of, the Company. In no event shall Executive be required to reimburse the Company for any of the costs and expenses incurred by the Company

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
relating to any arbitration. The obligations of the Company and Executive under this Section 11 shall survive the termination for any reason of the Term of Employment (whether such termination is by the Company, by Executive, or upon the expiration of the Term of Employment). Pending the outcome or resolution of any arbitration in connection with this Agreement other than a dispute relating to Executive's termination for Cause, the Company shall continue payment of all amounts, payments and benefits which are due to Executive under this Agreement; provided that in the event that the decision rendered by the arbitrator indicates that Executive was not entitled to continue to receive all or any portion of such amounts, payments and benefits, Executive shall immediately reimburse the Company for the same; and provided further, that in the event the decision rendered by the arbitrator indicates that Executive was wrongfully terminated for Cause, the Company will pay Executive all amounts Executive is entitled to receive under Section 6.1(c).

         11.      Successors.

                  11.1 Executive. This Agreement is personal to Executive and, without the prior express written consent of the Company, shall not be assignable by Executive, except that the Executive's rights to receive any compensation or benefits under this Agreement may be transferred or assigned pursuant to testamentary disposition, intestate succession or pursuant to a qualified domestic relations order. This Agreement shall inure to the benefit of and be enforceable by Executive's heirs, beneficiaries and/or legal representatives.

                  11.2 The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns; provided that the Company shall only assign this Agreement to a purchaser of substantially all of the business of the Company, which purchaser shall agree to assume all of the Company's obligations hereunder.

         12.      Miscellaneous.

                  12.1 Applicable Law. The construction, validity and interpretations of this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

                  12.2 Amendments/Waiver. This Agreement may not be amended or modified other than by written agreement executed by the parties hereto or their respective successors and legal representatives. No waiver by any party to this Agreement of any breach of any term, provision or condition of this Agreement by the other party shall be deemed a waiver of a similar or dissimilar term, provision or condition at the same time, or any prior or subsequent time.

                  12.3 Notices. All notices, waivers and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party, by facsimile

(with appropriate confirmation of transmission and with a hard copy to promptly follow by registered or certified mail, return receipt request, postage prepaid), by reputable overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, and shall be deemed delivered when actually delivered by hand, upon receipt of confirmation of facsimile transmission, three days after mailing, or one day after dispatch by overnight courier, addressed as follows:


                  If to Executive:

                           Mr. James T. Shea, Jr.
                           3755 Foxrun Drive
                           Allentown, Pennsylvania  18103
                           Telephone (610) 439-4110

                  If to the Company:

                           Attn: Chairman of the Board
                           Commodore Media, Inc.
                           500 Fifth Avenue, Suite 3000
                           New York, New York 10110
                           Facsimile: (212) 302-6457

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

                  12.4 Withholding. Notwithstanding anything else to the contrary herein, the Company may withhold from any amounts payable under this Agreement such taxes as shall be required to be withheld pursuant to any applicable law or regulation. Where amounts are payable to Executive pursuant to this Agreement both in cash and in a form other than cash, the Company may, at its option and upon prior notice to Executive, withhold from such cash payments, or withhold from such payments in a form other than cash, or withhold from both.

                  12.5 Expenses. The Company shall promptly reimburse Executive for the reasonable attorney's fees of and expenses payable to the law firm of Dewey Ballantine for its representation of Executive in connection with the negotiation and preparation of this Agreement, and the other agreements contemplated in connection with the Merger contemplated hereby and thereby, against delivery of an invoice for such fees and expenses.

                  12.6 Severability. If any provision of this Agreement is held illegal, invalid or unenforceable under nay present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) this Agreement will be construed its and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added, to the extent possible, automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as shall be agreed upon by the Company and Executive.

                  12.7 Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

                  12.8 Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements (including, without limitation, the Prior Agreement), understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

                  12.9 Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

                  12.10 Representation. Executive represents and warrants that the performance of Executive's duties and obligations under this Agreement will not violate any agreement between Executive and any other Person.

                  12.11 Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of this Agreement or Executive's employment hereunder for any reason to the extent necessary to the intended preservation of such rights and obligations



                                  [END OF PAGE]

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, Executive has hereunto set his hand, and the Company has caused this Amended and Restated Employment Agreement to be executed in its name and on behalf by its authorized representative, all as of the day and year first above written.


                                             COMMODORE MEDIA, INC.



                                             By: /s/  JAMES J. SULLIVAN
                                             --------------------------

                                             Its: Treasurer
                                             --------------------------

                                             EXECUTIVE

                                             /s/ JAMES T.SHEA, JR.
                                             --------------------------
                                             JAMES T.SHEA, JR.


FOR THE SOLE PURPOSE OF CONFIRMING TO THE EXECUTIVE THAT
CAPSTAR BROADCASTING PARTNERS, INC. AGREES TO CAUSE THE
COMPANY TO ABIDE BY THE TERMS AND CONDITIONS OF THIS
AGREEMENT AS AMENDED AND RESTATED HEREIN.

                                             CAPSTAR BROADCASTING
                                             PARTNERS, INC.

                                             By: /s/  PETER BRODSKY
                                             --------------------------

                                             Its: Vice President
                                             --------------------------